                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

                           Filed by the registrant [X]

                 Filed by a party other than the registrant [ ]

                           Check the appropriate box:

                         [X] Preliminary proxy statement
       [ ] Confidential, for Use of the Commission Only (as permitted by
                               Rule 14a-6(e)(2))

                         [ ] Definitive proxy statement

                       [ ] Definitive additional materials

                    [ ] Soliciting material under Rule 14a-12
                             CORUS BANKSHARES, INC.
                   ------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      [X] No fee required.

      [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

CORUS BANKSHARES                      Robert J. Glickman   3959 N. Lincoln Ave.
                                      President and CEO    Chicago,IL 60613

      March 11, 2005

      TO OUR SHAREHOLDERS:

      I would like to invite you to attend the 2005 Annual Meeting of Shareholders of Corus Bankshares, Inc., to be held on Thursday, April 21, 2005 at 10:00 a.m. at the Doubletree Hotel & Executive Meeting Center, 9599 Skokie Boulevard, Skokie, Illinois.

      The primary purpose of the Annual Meeting will be to elect seven directors, ratify the appointment of Ernst & Young LLP as Corus' independent public accountants for 2005, approve an amendment to the Articles of Incorporation and approve the Corus Bank N.A. Commission Program for Commercial Loan Officers. We will also be sharing with you information about our performance during 2004.

      WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. YOUR VOTE IS VERY IMPORTANT REGARDLESS OF HOW MANY SHARES YOU OWN. IF YOU DO ATTEND THE ANNUAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY DO SO, EVEN THOUGH YOU HAVE PREVIOUSLY SENT IN A PROXY.

      PLEASE NOTE THE NEW LOCATION FOR THE MEETING AT THE DOUBLETREE HOTEL & EXECUTIVE MEETING CENTER, 9599 SKOKIE BOULEVARD, SKOKIE, ILLINOIS. PLEASE SEE THE NEXT PAGE FOR A MAP AND DIRECTIONS.

      I look forward to seeing you at the Meeting.

      Very truly yours,

      /s/ Robert J. Glickman

                                   MAP TO COME

CORUS BANKSHARES, INC.
3959 N. LINCOLN AVE., CHICAGO, ILLINOIS 60613

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 21, 2005

To our Shareholders:

      Notice is hereby given that the Annual Meeting of Shareholders of Corus Bankshares, Inc. will be held on Thursday, April 21, 2005 at 10:00 a.m. at the Doubletree Hotel & Executive Meeting Center, 9599 Skokie Boulevard, Skokie, Illinois for the following purposes:

      1.    To elect the full board of seven directors;

      2. To consider and act upon ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2005;

      3. To approve an amendment to the Amended and Restated Articles of Incorporation;

      4. To approve the Amended and Restated Corus Bank N.A. Commission Program for Commercial Loan Officers; and

      5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

      Only shareholders of record at the close of business on February 21, 2005 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Your attention is directed to the accompanying Proxy, Proxy Statement and 2004 Annual Report of Corus Bankshares, Inc.

                                              By Order of the Board of Directors

                                              -----------------------
                                                Tim taylor
                                                Secretary
Chicago, Illinois
March 11, 2005

NOTE: Please mark, date and sign the enclosed Proxy and return it promptly in the enclosed envelope whether or not you plan to attend the Annual Meeting in person. You may revoke your Proxy at any time before it is voted.

                              CORUS BANKSHARES, INC.
                              3959 N. LINCOLN AVE.
                            CHICAGO, ILLINOIS 60613

                                 PROXY STATEMENT
                 ANNUAL MEETING OF SHAREHOLDERS - APRIL 21, 2005

                             SOLICITATION OF PROXIES

The enclosed proxy is solicited on behalf of the Board of Directors of Corus Bankshares, Inc. ("Corus" or the "Company") for use at the Annual Meeting of Shareholders, to be held on April 21, 2005, at 10:00 a.m., at the Doubletree Hotel & Executive Meeting Center, 9599 Skokie Boulevard, Skokie, Illinois, or at any adjournment or postponement of such meeting. These proxy solicitation materials are first being sent to shareholders on or about March 11, 2005. Each proxy received from shareholders will be voted at the meeting and, if specified, as directed, by the shareholder. Unless contrary instructions are given, the proxy will be voted at the meeting (1) FOR the election of the nominees to the Board of Directors (2) FOR the ratification of Ernst & Young LLP as the Company's independent public accountants, (3) FOR the amendment to the Amended and Restated Articles of Incorporation, (4) FOR the Amended and Restated Corus Bank N.A. Commission Program for Commercial Loan Officers and, in accordance with the best judgment of the holders thereof, any other business which may properly come before the meeting and be submitted to a vote of the shareholders. A proxy may be revoked at any time prior to its exercise by means of a written revocation or a properly executed proxy bearing a later date. Shareholders having executed and returned a proxy who attend the meeting and desire to vote in person are requested to so notify the Secretary of Corus prior to or at the time of a vote taken at the meeting. The cost of soliciting proxies in the accompanying form has been or will be borne by Corus. Proxies will be solicited by mail, and may be solicited personally by directors, officers or regular employees of Corus who will not receive special compensation for such services. Upon request, Corus will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of the common stock, par value $0.05 per share, of Corus (the "Common Stock").

                               VOTING INFORMATION

Shareholders of record as of the close of business on February 21, 2005 are entitled to vote at the meeting. As of the close of business on February 21, 2005, Corus had 27,807,608 shares of Common Stock outstanding. Each share is entitled to one vote. Under the Amended and Restated Articles of Incorporation, the concurrence of a majority of all of the issued and outstanding stock entitled to vote at the meeting is required for the taking of any action by the shareholders, including the election of directors. Shareholders of Corus have no cumulative voting rights with respect to the election of directors. Shares represented by proxies which are marked "withholding authority" with respect to the election of one or more nominees for election as director and proxies which are marked "abstain" on other proposals will have the effect of a negative vote. In addition, with respect to brokers who are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers, those shares will not be voted but will have the effect of a negative vote.

                             PRINCIPAL SHAREHOLDERS

So far as is known to Corus, based upon information furnished to it and a review of filings with the Securities and Exchange Commission, as of February 21, 2005, the following shareholders beneficially owned more than five percent (5%) of the Common Stock of Corus:

      SHAREHOLDER       BENEFICIAL OWNERSHIP  PERCENT
----------------------  --------------------  -------
R.J. Glickman              6,420,365 (1)       22.6%
E.W. Glickman              3,129,822 (2)       11.3%
J.C. and B.R. Glickman     2,350,000            8.5%
M.L and E.G. Galinson      1,459,234 (3)        5.2%

The address for the Principal Shareholders is c/o Corus Bankshares, Inc. 3959 N.
    Lincoln Ave. Chicago, IL 60613

(1) Includes 988,997 shares held as trustee of various trusts for the benefit of his children and 88,252 shares as director and officer of a charitable foundation. Also includes stock options to purchase 608,000 shares of Common Stock that were exercisable on or within 60 days after February 21, 2005. R.J. Glickman is the son of J.C. and B.R. Glickman.

(2) Includes 44,900 shares held as trustee for the benefit of various relatives of Joseph C. Glickman under Glickman Family Trusts and 9,002 as director of a charitable corporation. E.W. Glickman is the son of J.C. and B.R. Glickman.

(3) Includes 1,445,234 shares held as trustee for family trusts or partnerships and 14,000 shares as trustee for the benefit of their children. E.G. Galinson is the daughter of J.C. and B.R. Glickman.

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth, as of February 21, 2005, information with respect to the beneficial ownership of Common Stock by each director, by each executive officer who is named in the summary compensation table included in this Proxy Statement, and by all directors and executive officers of Corus as a group.

                                AMOUNT AND NATURE OF
                                BENEFICIAL OWNERSHIP  PERCENT
                                --------------------  -------
DIRECTOR NOMINEES
Robert J. Glickman                            (1)         (1)
Joseph C. Glickman                            (1)         (1)
Robert J. Buford                            -           -
Kevin R. Callahan                           -           -
Rodney D. Lubeznik                      4,875            *
Michael J. McClure                      2,000            *
Peter C. Roberts                          200            *

OTHER NAMED EXECUTIVE OFFICERS
Randy P. Curtis                        36,238 (2)     0.1%
Richard J. Koretz                      54,400 (2)     0.2%
Michael G. Stein                      383,857 (3)     1.4%
Tim H. Taylor                          78,800 (2)     0.3%
Directors and all Executive
  Officers as a Group
  (17 in total)                     9,395,794 (2)    32.8%

* Represents less than 0.1% of total shares of Common Stock outstanding

(1) See the table under the caption "Principal Shareholders" above for shareholdings of Robert J. Glickman and Joseph C. Glickman.

(2) Includes stock options to purchase shares of Common Stock that were exercisable on or within 60 days after February 21, 2005 in the following amounts: Mr. Curtis - 32,000; Mr. Koretz - 50,400; Mr. Taylor - 78,200; and All Directors and Executive Officers as a Group - 821,200.

(3) Includes 343,225 shares as trustee

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

Board of Directors

There were five Board meetings held during 2004 of which four were held in person and one was held by teleconference.

Stock Option and Compensation Committee

Directors Robert J. Buford, Rodney D. Lubeznik and Peter C. Roberts served on the Stock Option Committee. The Stock Option Committee met once during 2004 and approved all stock options granted. Compensation Committee membership included Directors Steven D. Fifield, Rodney D. Lubeznik and Peter C. Roberts. The Compensation Committee held two regular meetings during 2004 and one teleconference meeting. The Compensation Committee is responsible for approving all executive compensation. The Stock Option and Compensation Committees were merged as of November 2004 with membership consisting of Steven D. Fifield, Rodney D. Lubeznik and Peter C. Roberts.

Nominating Committee

Directors Rodney D. Lubeznik, Michael J. McClure and Peter C. Roberts served on the Nominating Committee. The primary function of the Nominating Committee is to identify and recommend to the Board of Directors candidates for director nomination. Each member of the Nominating Committee is independent in accordance with the applicable corporate governance listing standards of The Nasdaq Stock Market, Inc. The Nominating Committee has a written charter which is available through the Investor Relations section of the Company's website at www.corusbank.com. Please see "Corporate Governance-Nomination of Directors" below for additional disclosures regarding the Nominating Committee. The Nominating Committee met once during 2004.

Audit Committee

The Audit Committee consisted of Directors Michael J. McClure, chairman, Rodney
D. Lubeznik and Robert J. Buford. The Board of Directors has determined that Michael J. McClure qualifies as an "Audit Committee Financial Expert," as that term is defined in rules of the Securities and Exchange Commission implementing requirements of the Sarbanes-Oxley Act of 2002. Directors McClure, Lubeznik and Buford are all independent in accordance with the applicable corporate governance listing standards of The Nasdaq Stock Market, Inc.

The Audit Committee, in addition to reviewing internal control reports, regulatory examination reports, and financial information prior to public release, has sole authority to appoint and replace the independent public accountants and reviews the results of the audit engagement. There were four regular Audit Committee meetings held in person in 2004 and one special meeting. In addition, there were four meetings held by teleconference to review quarterly operating results prior to publicly releasing earnings and filing reports with the Securities and Exchange Commission. The quarterly teleconference meetings were attended by the Chairman of the Audit Committee. The Audit Committee has a written charter, a copy of which was attached to proxy materials for the 2003 Annual Meeting of Shareholders and is available through the Investor Relations section of the Company's website at www.corusbank.com.

Director Steven D. Fifield resigned from the Board of Directors, effective December 2004. His resignation was for personal reasons and was not the result of any disagreement with the Company regarding the Company's operations, policies or practices. In February 2005, the Nominating Committee appointed, and the Board of Directors approved, Mr. Kevin Callahan to fill the position vacated by Mr. Fifield.

COMPENSATION OF DIRECTORS

Board of Directors

No fees were paid to Robert J. Glickman for Board or committee meetings in 2004. All other directors were paid $7,000 per Board of Directors meeting attended for the first two meetings of 2004 and $7,500 for the last two Board of Directors meetings of 2004. The directors received an additional fee of $2,000 for the special teleconference meeting.

Stock Option and Compensation Committee

A fee of $3,000 per meeting was paid to each director attending a Stock Option Committee meeting and Compensation Committee meeting. The Stock Option Committee met once and the Compensation Committee held two regular meetings during 2004. Compensation Committee members were also paid $1,500 for one teleconference meeting. Rodney Lubeznik received an additional fee of $1,500 for his service as Chairman of the Compensation Committee. Beginning in 2005, the Chairman of the Compensation Committee will receive an annual fee of $6,000.

Nominating Committee

Directors attending Nominating Committee meetings received a fee of $1,500 per meeting.

Audit Committee

A fee of $5,500 was paid to each director attending the first three regular Audit Committee meetings of 2004 and $6,000 for the final meeting of 2004. Audit Committee members received $2,750 for the one special meeting. As chairman of the Audit Committee, Michael J. McClure received an additional fee of $16,000.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

At the meeting, it will be proposed to elect seven directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualify. One nominee, Kevin R. Callahan, is being nominated for election by the shareholders for the first time. The Chief Executive Officer of the Company recommended Mr. Callahan to the Nominating Committee.

The following individuals are nominees for election. All of the nominees have indicated a willingness to serve, but in case any of the nominees is not a candidate at the Annual Meeting, it is the intention of the proxy holders to vote in favor of the remainder of those named and to vote for substitute nominees in their discretion. Information regarding these seven nominees is set forth in the table below.

                   DIRECTOR NOMINEES

NAME, AGE AND PERIOD OF            PRINCIPAL OCCUPATION AND
 SERVICE AS A DIRECTOR        DIRECTORSHIPS FOR PAST FIVE YEARS
JOSEPH C. GLICKMAN (89)  Chairman of the Board of Directors of Corus.
Director since 1958      Father of R.J. Glickman.

ROBERT J. GLICKMAN (58)  President, Chief Executive Officer and Director of Corus.
Director since 1972      Director Corus Bank, N.A.  Son of J.C. Glickman.

Robert J. Buford (56)    President and CEO, Planned Equities, Inc./Planned Realty
Director since 2003      Group, Inc.
                         Owns and operates residential real estate

KEVIN R. CALLAHAN (43)   CEO, Alliance Global Risks U.S., 2002 - 2004
                         Executive, AON Capital Market, AON Re Worldwide, AON
                         Risk Services N.A., 1996 - 2002

RODNEY D. LUBEZNIK (57)  President and Director, Restaurant Management Corp.
Director since 1994      Owns and operates restaurants.

MICHAEL J. MCCLURE (44)  Financial Consultant, Self-Employed
Director since 2002      Executive Vice President, Broadspire Management Services
                         Provides insurance services, 2003
                         Executive Vice President, Kemper Insurance, 1998 - 2003
                         Provides property and casualty insurance

Peter C. Roberts (44)    Executive Vice President and Chief Executive
Director since 2003      Officer - Americas, Jones Lang LaSalle Inc.
                         Director, Jones Lang LaSalle, Inc.
                         Real estate services

                                       5

PROPOSAL TWO: APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Corus is requesting shareholder approval to ratify the Audit Committee's appointment of Ernst & Young LLP as Corus' independent auditors for the fiscal year ending December 31, 2005. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in Corus' and its shareholders' best interests.

One or more representatives of Ernst & Young LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so. Ernst & Young LLP representatives will also be available to respond to appropriate questions that shareholders may have.

FEES

The following table represents fees billed to Corus by Ernst & Young, LLP for services provided in 2004 and 2003.

   Fee Category        2004       2003
------------------  ---------  ----------
Audit Fees          $ 380,850  $ 209,800
Audit-Related Fees     49,267     22,000
Tax Fees                    -          -
All Other Fees          1,500          -
                    ---------  ---------
            Total   $ 431,617  $ 231,800

Audit-Related Fees include costs associated with auditing the Company's benefit plans and responding to SEC comment letters. The increase in 2004 was primarily the result of additional fees associated with implemented Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee's policies and procedures require pre-approval for all audit and permissible non-audit services to be performed by the independent public accountants.

PROPOSAL THREE: AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION CLARIFYING THE MAJORITY VOTE STANDARD

The Board of Directors recommends that Corus' Amended and Restated Articles of Incorporation (the "Articles") be amended to correct an inconsistency between the Articles and the Company's Bylaws concerning how a majority of the voting power is calculated at a meeting of the shareholders. This action reflects the desire by the Company to address this inconsistency in order to establish a voting standard that is in the best interests of the Company's shareholders. The proposed amendment would alter the language in the Articles to be consistent with the language contained in the Bylaws.

The difference between these two documents is subtle but important. With regard to voting at shareholder meetings, the Bylaws provide the following: "Except where the Minnesota Statutes requires a larger proportion or number, the shareholders shall take action by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote at a duly held meeting." The Articles state the following: "Concurrence of a majority of all of the issued and outstanding stock entitled to vote thereat shall be required for the taking of any action by the stockholders...." While the By-laws require a majority of the shares present and entitled to vote in order to approve a matter submitted for shareholder approval, the Articles require a majority of the shares issued and outstanding. Under the language in the Articles (which controls), shares that are not present at a meeting (including broker non-votes) would serve as votes against a proposed action; whereas, under the Bylaws (and under the proposed amendment to the Articles), such shares would not be taken into account in determining the outcome of a shareholder vote.

The Board of Directors believes that the proposed amendment to the Articles is consistent with the voting standard for routine business matters at the vast majority of other public companies and is more appropriate to effectuate the will of the shareholders. Under the current standard in the Articles, a proposal may receive the affirmative vote of a majority of the shareholders voting on the matter, but may not be approved because of a significant number of shareholders who did not vote. As a result, the Board of Directors believes that the proposed amendment to the Articles is in the best interests of all shareholders. The Board of Directors has therefore voted unanimously in favor of the amendment to the Articles and recommends that the shareholders approve this proposal. The actual text of the amendment to the Articles is set forth in Exhibit A to the Proxy Statement.

PROPOSAL FOUR: AMENDED AND RESTATED CORUS BANK N.A COMMISSION PROGRAM FOR COMMERCIAL LOAN OFFICERS

INTRODUCTION

At the Annual Meeting, shareholders will be asked to approve the "Amended and Restated Corus Bank N.A. Commission Program for Commercial Loan Officers" (the "Commission Program" or the "Plan"). The Commission Program is designed to reward the company's commercial loan officers, on a commission basis, for their personal efforts in generating profitable loans for the Bank. Under the Commission Program, a portion of each participant's annual commission is deferred, based on a specific deferral formula, for receipt at a future date. There are three investment options for deferred amounts: cash with interest credited based on the prevailing Treasury rate during the deferral period; units that are each equivalent to a share of Corus common stock; and an account with returns based on an investment that is a function of the S&P 500 Index.

The predecessor to the Commission Program was last submitted to a vote of the Corus shareholders in 1998. In late 2004, the company amended and restated the Commission Program with the intent that it would qualify as a "commission-based" plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the related regulations (the "Code"). See Federal Income Tax Consequences for further discussion of this topic.

Even though Corus believes that approval of the Commission Program by stockholders is not required under applicable law, for purposes of the Code or under applicable rules of The Nasdaq Stock Market, Corus has nonetheless determined that it would be in the company's best interest and a matter of good corporate governance to submit the Commission Program to shareholders for their consideration.

The following description of the Commission Program is qualified in its entirety by reference to the terms of the Plan. Subject to the redaction of certain confidential business information regarding the precise calculation of commissions payable under the Plan, Corus has filed a copy of the Commission Program with the Securities and Exchange Commission.

PURPOSE

The purpose of the Commission Program is to reward commercial loan officers for new business development on the basis of each officer's loan volume generation, the potential profitability and assessed credit risk of the loans generated, and the loan loss experience of such officer's loan portfolio, thereby more closely aligning the goals of the loan officers with the interests of Corus and its shareholders. The Plan is also intended to help attract and retain qualified loan officers. As described further in this proposal, the commission calculation formula provided for in the Plan is intended to allow compensation to the top five most highly compensated officers in the company to qualify as "commission-based" and therefore be deductible to Corus under the Code.

ELIGIBILITY

All commercial loan officers of Corus Bank will be eligible to participate in the Commission Program. Currently there are approximately 18 employees of Corus eligible to participate in the Plan, including Michael G. Stein, one of the company's five most highly compensated executives.

COMMISSION CALCULATIONS AND ELECTIONS RELATING TO DEFERRED COMMISSION AMOUNTS

Commissions under the Plan are calculated on an annual basis with respect to each participant's loan generation activity over the prior 12-month period and the performance of loans originated in prior years. The commission calculation formula takes into account a number of factors including, among other criteria:
(i) volume of new, renewed and existing loan business; (ii) loan yields and fees, (iii) type and riskiness of the loans; and (iv) loan losses related to business generated by such officer during that year and prior years.

For each calendar year, a portion of the commission amount calculated in accordance with the Plan, subject to a certain maximum, will be paid to the loan officer in cash that year. For each participant whose commission amount attributable to that particular calendar year exceeds the then-current maximum, a portion (at least half) of the additional commission amount will be deferred for a prescribed period.

The deferred amounts will generally become payable at the end of the prescribed deferral period, subject to reduction or potential additional deferral in the event that the loan officer experiences loan losses or problems in any year with respect to his portfolio. The Plan currently provides that deferred commissions are subject to early release in the event that all of an officer's loans are fully paid and the company no longer employs the officer. This provision allowing for the early release of deferred commissions may need to be eliminated on account of certain changes in the tax laws discussed below under Federal Income Tax Consequences.

There are three investment options for deferred amounts: Cash with interest credited based on the prevailing Treasury rate during the deferral period; Units that are each equivalent to a share of Corus common stock; and an account with returns based on the performance of an investment that tracks the S&P 500 Index. The election of the investment option must be made by the loan officer prior to the end of the year for which the deferred commission amount was calculated.

For amounts elected to be deferred in cash, such deferrals shall bear interest at a rate equal to a function of the then prevailing Treasury rate over the deferral period. The interest income accrued on the cash deferrals are not paid out but rather capitalized into the deferred balance.

For amounts elected to be deferred into Corus common stock units, the number of units shall be calculated by dividing: (a) the deferred commission amount in question, by (b) the average share price of Corus common stock over the following trading days: August 1st through September 15th and the first Monday following Corus' quarterly earnings release through November 15th of the year the deferred commission was granted. Amounts deferred under this option are generally paid in shares of Corus common stock. The company reserves the right, however, to pay some or all of these amounts in cash, rather than shares. In such event, the cash payment will be based on the share price at the close of business on the last business day before the commission is paid to the officer. In particular, among other possible reasons, if the company is obligated to withhold taxes for an officer, it might avail itself of this right to pay some portion of the payment in cash instead of shares, and it might then withhold the cash in payment of federal or state taxes. Those electing to defer their commission in Corus common stock units are entitled to receive cash payments at the end of each calendar year equal to the amount of dividends that were paid to common shareholders during the calendar year.

For amounts elected to be deferred in the S&P 500-based account, the amount payable upon release of the deferred amounts will equal (a) the deferred commission amount in question, multiplied by (b) the return on an investment that is a function of the S&P 500 Index over the deferral period. The S&P 500-based account includes reinvested dividends, thus the officers will effectively receive the dividends on this investment when the deferred amounts are released.

SHARES AVAILABLE FOR ISSUANCE

As of December 31, 2004, the company had issued 63,128 shares, out of 200,000 shares (after taking into account the 100% stock dividend on 12/15/03) approved by shareholders in 1998, of common stock to pay deferred amounts to participants in the Commission Program (prior to its amendment and restatement) who elected to receive their payments in Corus common stock. The Commission Program, as amended and restated, would permit the issuance of up to 1,500,000 additional shares of common stock pursuant to these elections. In addition to future payments under the Plan, these shares would be available to satisfy elections previously made by participants in the Commission Program that, as of December 31, 2004, totaled 519,678 shares of Corus common stock.

In the event of a corporate transaction involving Corus (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Board of Directors may adjust the number and type of shares deliverable under the Plan to preserve the benefits or potential benefits of the Plan to the participants.

FEDERAL INCOME TAX CONSEQUENCES

Under the Code, amounts in excess of $1 million paid to a company's chief executive officer and the four other most highly compensated executives are generally not tax deductible. Under a "commission-based" plan, however, these amounts remain eligible for deduction. In November 2004, the company received informal, verbal comments from the Internal Revenue Service that the amended and restated Commission Program should qualify as "commission-based." These comments though are not binding on the IRS. As such, Corus is seeking formal written confirmation of the Internal Revenue Service view (in the form of a Private Letter Ruling).

Thus, under current law, Corus believes the following are U.S. federal income tax consequences generally arising with respect to payments earned under the Commission Program as Amended and Restated. Corus will be entitled to a compensation deduction in the year included in income by participants (generally the year of payment, not deferral), in an amount equal to the amount included in income by the participant to the extent that the amount constitutes reasonable compensation. Participants will generally recognize ordinary income in the year commissions are actually paid or payable under the Plan, whether paid in cash or shares of Corus common stock, and should not be taxed on deferred commission amounts until expiration of the deferral period.

The Commission Program is part of an unfunded deferred compensation arrangement intended to comply with principles set forth in Section 451 of the Code and regulations thereunder. Corus is not directly or indirectly required to set aside funds for the payment of commissions under the Plan.

The recently enacted American Jobs Creation Act of 2004 imposes a number of requirements on nonqualified deferred compensation plans as a condition of the tax benefits associated with such plans. Deferrals under the Plan beginning January 1, 2005, are subject to the new requirements, which relate to both the types of deferrals that may be made under the Plan and the conditions under which distributions are permitted. (Amounts are considered deferred prior to January 1, 2005, only to the extent earned and vested.) Corus intends to make all changes to the Plan necessary to bring the Plan into compliance with the new requirements, and such further changes (potentially even with respect to amounts deferred prior to January 1, 2005) as advisable for the efficient administration of the Plan under the new rules.

ADMINISTRATION

The Commission Program is administered by R. J. Glickman, who is an executive officer and director of Corus and is authorized, subject to the provisions of the Plan, to establish such rules and regulations as he deems necessary for the proper administration of the Plan and to make such determinations and interpretations as he deems necessary and advisable. R.J. Glickman has not and will not participate in the Commission Program.

NEW PLAN BENEFITS

The following table sets forth, for illustrative purposes only, the approximate amounts and number of shares of Corus common stock that would have accrued under the terms of the Commission Program with respect to the fiscal year ended December 31, 2004.

                              NEW PLAN BENEFITS
         CORUS BANK N.A. COMMISSION PROGRAM FOR COMMERCIAL LOAN OFFICERS
NAME AND POSITION (1)            DOLLAR VALUE ($)(2)  UNITS (3)
---------------------            -------------------  ---------
Robert J. Glickman                             -             -
Randy P. Curtis                                -             -
Richard J. Koretz                              -             -
Michael G. Stein                       1,777,919        26,127
Tim H. Taylor                                  -             -
All Executive Officers                         -             -
Non-Executive Directors                        -             -
Non-Executive Officer Employees        6,694,253        84,435

(1) See "Summary Compensation Table" under "Executive Compensation" section for each individual executive officer's title.

(2) Represents the total amounts earned under the Plan during the year ended December 31, 2004. Includes amounts paid in 2004 as well as amounts deferred and assumes no reduction in deferral amounts prior to expiration.

(3) Units represent shares of Corus' Common Stock assuming all participants in the Plan elect to receive deferral payments in shares of Corus' common stock and based on the average share price over the number of trading days defined in the Plan. Such deferred payments are subject to possible reduction, in whole or in part, prior to becoming payable under the Plan.

AMENDMENTS AND TERMINATION

Corus reserves the right to amend, modify or cancel the Commission Program at any time, provided, however, that any such amendments or modifications may not increase the maximum number of shares issuable under the Plan unless approved by Corus' shareholders. The only surviving obligation of the company in the event of program cancellation would be to pay sums formally treated as deferred commission pursuant to the terms of the Commission Program, provided that such payments are warranted by the guidelines included therein and not eliminated due to loan losses as provided in the Plan. The Plan in no other way constitutes a contract between the company and its officers.

EXECUTIVE COMPENSATION

The following table sets forth the compensation, for services in all capacities to Corus and its subsidiary during the last three fiscal years, earned by Corus' Chief Executive Officer and the other four highest-paid executive officers (the "Named Executive Officers"), who were serving as executive officers at December 31, 2004, as measured on the basis of salary and bonus earned during 2004.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM COMPENSATION
                                                                   ------------------------------------
                                       ANNUAL COMPENSATION                       AWARDS         PAYOUTS
                                  -----------------------------    ------------------------------------
                                                          (e)         (f)           (g)          (h)        (i)
                                                         OTHER                   SECURITIES                 ALL
                                                        ANNUAL     RESTRICTED      UNDER-                  OTHER
         (a)              (b)       (c)       (d)       COMPEN-      STOCK         LYING         LTIP     COMPEN-
      NAME AND                    SALARY    BONUS(1)    SATION      AWARDS        OPTIONS/     PAYOUTS    SATION(3)
 PRINCIPAL POSITION       YEAR      ($)       ($)        ($)          ($)        SARs(2) (#)     ($)         ($)
------------------------------------------------------------------------------------------------------------------
Robert J. Glickman        2004    500,000    500,000      0            0              60,000       0             0
President and             2003    500,000    500,000      0            0              80,000       0             0
CEO                       2002    500,000    500,000      0            0              80,000       0             0
------------------------------------------------------------------------------------------------------------------
Randy P. Curtis           2004    225,000    250,000      0            0               8,000       0           950
Executive Vice President  2003    215,000    100,000      0            0               8,000       0         1,500
Corus Bank, N.A.          2002    205,000     90,000      0            0               3,500       0         1,500
-------------------------------------------- ---------------------------------------------------------------------
Richard J. Koretz         2004    200,000    180,000      0            0              12,000       0         1,500
Senior Vice President     2003    190,000    170,000      0            0              16,000       0         1,500
Corus Bank, N.A.          2002    175,000    160,000      0            0              14,000       0         1,500
-------------------------------------------- ---------------------------------------------------------------------
Michael G. Stein          2004    275,000    860,677      0            0                   0       0         1,500
Executive Vice President  2003    275,000    741,666      0            0                   0       0         1,500
Corus Bank, N.A.          2002    250,000    481,820      0            0                   0       0         1,500
-------------------------------------------- ---------------------------------------------------------------------
Tim H. Taylor             2004    336,000    300,000      0            0              27,000       0         1,500
Executive Vice            2003    320,000    300,000      0            0              36,000       0         1,500
President and CFO         2002    275,000    285,000      0            0              36,000       0         1,500
------------------------------------------------------------------------------------------------------------------

(1) In addition to the amounts reported below, Michael Stein was credited with deferred bonus amounts under the Commission Program for Commercial Loan Officers in 2002 through 2004. These deferred amounts are subject to reduction in the event of certain circumstances relating to loan losses and nonperforming loans. For a description of the Commission Program for Commercial Loan Officers, see the Long-Term Incentive Plan table.

(2)   Reflects the impact of the 100% stock dividend on 12/15/03.

(3)   Represents 401(k) matching contributions.

OPTION GRANTS IN LAST FISCAL YEAR

The following table discloses stock options granted in 2004 to the Named Executive Officers. No stock appreciation rights were granted to Named Executive Officers in 2004.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                 POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED
                                                                                ANNUAL RATES OF STOCK
                                                                               PRICE APPRECIATION FOR
                                     INDIVIDUAL GRANTS                              OPTION TERM
-----------------------------------------------------------------------------------------------------
                            (b)            (c)
                         NUMBER OF     % OF TOTAL
                        SECURITIES      OPTIONS        (d)
                        UNDERLYING     GRANTED TO    EXERCISE       (e)
      (a)                OPTIONS       EMPLOYEES      PRICE      EXPIRATION      (f)          (g)
      NAME              GRANTED (#)     IN 2004       ($/SH)         DATE       5% ($)      10% ($)
-----------------------------------------------------------------------------------------------------
Robert J. Glickman         60,000         36.87        38.29       4/30/14     1,444,823    3,661,464
-----------------------------------------------------------------------------------------------------
Randy P. Curtis             8,000          4.92        38.29       4/30/14       192,643      488,195
-----------------------------------------------------------------------------------------------------
Richard J. Koretz          12,000          7.37        38.29       4/30/14       288,965      732,293
-----------------------------------------------------------------------------------------------------
Michael G. Stein                0             0            0             0             0            0
-----------------------------------------------------------------------------------------------------
Tim H. Taylor              27,000         16.59        38.29       4/30/14       650,170    1,647,659
-----------------------------------------------------------------------------------------------------

The options in the above table were granted on April 30, 2004. The options vest 20% per year over a five-year period and were granted at the market value of the underlying Common Stock on the date of grant. In the event of a change of control of the Company, as defined in the plan document, all outstanding options immediately vest and become exercisable.

AGGREGATED OPTION EXERCISES AND YEAR-END VALUES

The following table summarizes stock options that were exercised by each of the Named Executive Officers during 2004 and the number and value of stock options that were unexercised at December 31, 2004. No stock appreciation rights were exercised during 2004, and no stock appreciation rights were outstanding at December 31, 2004.

                                                                  (d)
                                                              NUMBER OF                    (e)
                                                       SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                           (b)                         UNEXERCISED OPTIONS AT   IN-THE-MONEY OPTIONS AT
                         SHARES           (c)           DECEMBER 31, 2004 (#)     DECEMBER 31, 2004 ($)
       (a)            ACQUIRED ON        VALUE              EXERCISABLE/             EXERCISABLE/
       NAME           EXERCISE (#)     REALIZED($)         UNEXERCISABLE            UNEXERCISABLE
-------------------------------------------------------------------------------------------------------
Robert J. Glickman             0              0               576,000/224,000      18,211,640/4,875,560
-------------------------------------------------------------------------------------------------------
Randy P. Curtis                0              0                 29,000/22,000           893,854/438,961
-------------------------------------------------------------------------------------------------------
Richard J. Koretz          4,000        139,300                 44,400/39,600         1,313,297/824,838
-------------------------------------------------------------------------------------------------------
Michael G. Stein               0              0                           0/0                       0/0
-------------------------------------------------------------------------------------------------------
Tim H. Taylor                  0              0                 63,800/94,200       1,733,044/1,988,676
-------------------------------------------------------------------------------------------------------

LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                 NUMBER OF                     ESTIMATED FUTURE
                                               SHARES, UNITS   PERIODS UNTIL     PAYOUTS UNDER
                                                 OR OTHER      MATURATION OR       NON-STOCK
                   NAME                        RIGHTS (#)(1)     PAYOUT (1)    PRICE-BASED PLANS
------------------------------------------------------------------------------------------------
Michael G. Stein - current year deferral           26,127         9 years            (2)
------------------------------------------------------------------------------------------------
Michael G. Stein - total accumulated balance      270,170         Various            (2)
------------------------------------------------------------------------------------------------

The long-term incentive awards detailed in the above table relate to the Corus Bank, N.A. Commission Program for the Commercial Loan Officers (the "Commission Program").

The purpose of the Commission Program is to reward commercial loan officers for new business development on the basis of each officer's loan volume generation, the potential profitability and assessed credit risk of the loans generated, and the loan loss experience of such officer's loan portfolio, thereby more closely aligning the goals of the loan officers with the interests of Corus and its shareholders. The Plan is also intended to help attract and retain qualified loan officers. All commercial loan officers of Corus Bank are eligible to participate in the Commission Program. As of December 31, 2004 there were 18 officers of Corus eligible to participate, including Michael G. Stein. See Proposal Four in this Proxy Statement regarding proposed amendments to the Commission Program.

(1) The Commission Program provides for deferred payment of a portion of annual commercial loan officer commissions, which are calculated in accordance with the formula set forth in the Commission Program. These deferred amounts are subject to reduction in the event of certain circumstances relating to loan losses and nonperforming loans. There are three investment options for deferred amounts: cash with interest credited based on the prevailing Treasury rate during the deferral period; units that are each equivalent to a share of Corus common stock; and an account with returns based on an investment that is a function of the S&P 500 Index. In addition, those electing to invest their deferral in the equivalent of Corus' Common Stock would be entitled to receive an annual cash payment equal to the amount of dividends earned on the underlying shares. The deferred commission amounts generally become payable at the end of a nine-year deferral period. Mr. Stein has elected Corus' Common Stock as his investment option for 100% of his deferred amounts.

(2) Future payouts will be calculated as the product of the underlying shares multiplied by the then-current stock price. Based on the market price of Corus' Common Stock at December 31, 2004, the value of the deferred amounts for Mr. Stein total $1.3 million related to the current year deferral and $13.0 million for his total accumulated balance. Final payments will depend on any portfolio losses that occur between the time of deferral and the ultimate payout of the deferred commission. Payment is expected to be in the form of Corus Common Stock, but the Company reserves the right to pay some or all of these amounts in cash rather than shares.

BENEFIT PLANS

Upon attainment of normal retirement age, a participant is entitled to receive a monthly benefit for life equal to 22.5% of final monthly average compensation up to covered compensation, plus 37.5% of such participant's final average monthly compensation in excess of covered compensation, decreased proportionately for less than 30 years of credited service. The maximum level of annual compensation for computing retirement benefits in 2004 was $210,000. An employee is vested in the plan after five years of service.

The following table lists salary ranges up to a maximum final average compensation level of $225,000, indexed for the respective years and sets forth the estimated annual benefits payable upon retirement at age 65 for the specified compensation and years of service. The pension benefits are on the basis of a straight life annuity and are not reduced for social security or other benefits received by participants. Annual pension benefits remain fixed after 30 years of service.

                                                 YEARS OF SERVICE
FINAL AVERAGE     -----------------------------------------------------------------------------
COMPENSATION (1)         10              15              20              25           30
-----------------------------------------------------------------------------------------------
$      125,000      $     12,591    $     18,483    $     24,210    $     30,030    $    35,985
-----------------------------------------------------------------------------------------------
       150,000            15,716          23,171          30,460          37,842         45,360
-----------------------------------------------------------------------------------------------
       175,000            18,841          27,858          36,710          45,655         54,735
-----------------------------------------------------------------------------------------------
       200,000            21,966          32,546          42,960          53,467         64,110
-----------------------------------------------------------------------------------------------
       225,000            23,216          34,421          45,460          56,592         67,860
-----------------------------------------------------------------------------------------------

(1) The average annual compensation includes the participant's salary and bonus. Robert J. Glickman, Randy P. Curtis, Richard J. Koretz, Michael G. Stein and Tim
H. Taylor all had salary and bonus in excess of $210,000, and as such, are covered only up to the maximum average compensation of $210,000.

The years of credited service as of December 31, 2004 for the individuals in the Summary Compensation Table are as follows: Robert J. Glickman, 35.0 years; Randy
P. Curtis, 6.5 years; Richard J. Koretz, 13.0 years; Michael G. Stein, 13.5 years; and Tim H. Taylor, 16.5 years.

Robert J. Glickman, Randy P. Curtis, Richard J. Koretz, Michael G. Stein and Tim
H. Taylor are covered under the medical and dental insurance plans offered by Corus to all of its full-time employees.

CHANGE-IN-CONTROL AGREEMENTS

Corus has Change-In-Control Employment Agreements ("Agreements") with Tim H. Taylor, Randy Curtis, Richard J. Koretz and six other executive officers ("Covered Executives") not named in the Summary Compensation Table. The purpose of the Agreements is to provide severance compensation to each covered executive officer in the event of a termination of employment, under the circumstances described below, after a change in control of Corus. "Change-in-Control" generally occurs on the date when an individual, corporation or partnership (with certain exceptions) becomes a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of the stock of Corus representing 50% or more of the total voting power of Corus' then outstanding stock.

Under the terms of the Agreements, compensation provided to the Covered Executives would be in the form of a lump sum payment equal to (1) 150%-300% of the Covered Executive's annual base salary if that person resigns for good reason or if that person is terminated by Corus (other than for cause) plus a pro-ration of any bonus paid in the year before the Change-in-Control for the amount of time employed in the year of termination, or (2) 75%-150% of the Covered Executive's annual base salary if the executive initiates termination during the 30-day period following the first anniversary of the change in control. "Good reason" means (i) any failure by Corus to comply with the provisions of the Agreement relating to compensation and benefits, or (ii) Corus' relocation of the executive's principal job location to a location, other than Corus' headquarters on the date of the Change-in-Control, more than 35 miles from his principal job location on the date of the Change-in-Control. However, no severance compensation is payable to the Covered Executive if the Covered Executive's employment is terminated for cause. Additionally, no severance compensation would be due after the death of a Covered Executive. Severance payments will be reduced and/or eliminated if the payments are prohibited by any banking regulations or the loss of a deduction would result under Section 280(g) of the Internal Revenue Code.

EQUITY COMPENSATION PLAN INFORMATION

                                                                   (c)
                                                                Number of
                                                                securities
                                                                remaining
                           (a)                  (b)           available for
                        Number of             Weighted-       future issuance
                    securities to be          average          under equity
                       issued upon       exercise price of     compensation
                       exercise of          outstanding      plans (excluding
                       outstanding           options,           securities
                    options, warrants      warrants and        reflected in
Plan Category          and rights             rights           column (a))
-----------------------------------------------------------------------------
    Equity
 Compensation
plans approved
  by security
    holders           1,964,089 (1)         $  21.05(2)          441,250(3)
-----------------------------------------------------------------------------
     Equity
  Compensation
    plans not
   approved by
security holders             __                   __                  __
-----------------------------------------------------------------------------
    Total             1,964,089             $  21.05             441,250
-----------------------------------------------------------------------------

(1) Includes outstanding stock options representing 1,441,411 shares and 519,678 shares deferred under the Corus Bank N.A. Commission Program for Commercial Loan Officers.

(2)   Weighted average exercise price relates only to outstanding stock options.

(3)   Represents unissued stock options only.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Compensation Committee membership in 2004 included Directors Steven D. Fifield, Rodney D. Lubeznik and Peter C. Roberts. Steven D. Fifield, who was a director until December 2004, is a primary investor in two entities, both of which were, during 2004, customers of Corus' subsidiary bank and had transactions with the bank in the ordinary course of business. Such transactions have been and will continue to be on the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons. Such transactions did not, and will not, involve more than the normal risk of collectability or present other unfavorable features.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is responsible for the approval and oversight of compensation and benefit plans and employment agreements affecting senior management. The Committee consists entirely of independent, non-employee directors who are not eligible to participate in the management compensation program. The Chief Executive Officer is not present during voting or deliberations on his compensation.

OVERALL COMPENSATION PHILOSOPHY

Corus' executive compensation objective is to link compensation with corporate and individual performance in a manner which, recognizing the marketplace practices of other bank holding companies, will retain and attract executives who can achieve Corus' short and long-term goals. This compensation objective is intended to:

      - Align the interests of senior management with the interests of our shareholders;

      - Attract and retain key talent needed to compete successfully in an intensely competitive environment;

      - Motivate executives with competitive total compensation opportunities based on Corus' performance and each individual executive's contributions to that performance;

      -     Emphasize performance-basedcompensation over fixed salary; and

      - Use long-term equity programs based on the performance of Corus common stock to further align the interests of senior management with our shareholders.

TIMING OF THE BOARD OF DIRECTOR COMPENSATION REVIEW

The Compensation Committee (the "Committee") awarded 2004 bonuses at its November 30, 2004 meeting. The 2004 base salaries were set at the Compensation Committee's November 18, 2003 and December 9, 2003 meetings. This report is based upon the decisions made at those meetings. To the extent that specific performance factors were discussed, the Committee considered Corus' actual performance for the nine months ended September 30, 2004 and projections for the entire fiscal year.

PEER GROUP COMPARISONS

The members of the Committee assess the compensation of Corus' CEO and CFO relative to our peer group, publicly traded bank holding companies ranging in size, as measured in total assets, from $2 billion to $6 billion. This peer group for comparative compensation purposes includes banks of similar size (based on total assets) that are part of the NASDAQ Bank Stock Index, which is included in the Performance Graph for this Proxy Statement.

BASE SALARIES

The base salary for each executive officer is designed to reflect each executive officer's responsibility within and contribution to Corus and to be part of a total compensation package. The base salary established for each executive officer also takes into consideration the following: Corus' performance; a consideration of all other forms of compensation (i.e. bonuses, stock options, see below) provided to the executive officer by Corus; and the compensation for similar job descriptions in the marketplace, in order to assure that our base salaries are competitive to be able to attract and retain executive officers.

BONUSES

Executives may earn cash bonuses, which are determined and awarded on an annual basis (the "Bonus Program"). The Bonus Program is designed to promote a pay-for-performance philosophy by placing a significant portion of total compensation "at risk" while rewarding outstanding performance or achievement. The Committee considers the achievements of each executive officer for that year. The achievements may be quantitative or qualitative. While there are no specific performance weightings established, factors considered may include: the position and responsibility of the officer, the performance and contribution of the individual officer, the officer's years of experience with Corus and in the industry, the officer's knowledge of the banking industry, their ability to recruit and build a management team, and their commitment and entrepreneurial spirit. The Committee believes that Corus is still a small enough organization to be able to evaluate the specific contributions made by an executive officer in a given year.

STOCK OPTIONS

In 2004, Corus maintained a separate Stock Option Committee, which was responsible for approving and awarding Corus stock options, pursuant to the 1999 Stock Option Plan. In 2004, options were granted to named executives as listed in the "Executive Compensation - Option Grants in Last Fiscal Year" section. All named executive officers presently hold stock options, except for Michael G. Stein.

The Stock Option Committee does not assign specific company or individual formulas when awarding stock options for the CEO or its other executive officers; and, therefore, the stock option awards made by the Stock Option Committee are based upon a subjective determination of the executive officer's overall performance and contributions.

COMMISSION PROGRAM FOR COMMERCIAL LOAN OFFICERS

Corus also has the Corus Bank, N.A. Commission Program for Commercial Loan Officers. The purpose of the CLO Commission Program is to reward commercial loan officers for new business development on the basis of each officer's loan volume generation, the potential profitability and assessed credit risk of the loans generated, and the loan loss experience of such officer's loan portfolio. This is intended to more closely align the goals of the loan officers with the interests of Corus and its shareholders. The CLO Commission Program is also intended to help attract and retain qualified loan officers. All commercial loan officers of Corus Bank are eligible to participate in the CLO Commission Program. Currently there are 18 officers of Corus eligible to participate, including Michael G. Stein. In 2004, Michael G. Stein earned commissions of $1.8 million under the CLO Commission Program of which $1.2 million was deferred. Cumulative deferrals are valued at $13.0 million as of December 31, 2004. See "Long-Term Incentive Plan -- Awards in Last Fiscal Year."

CEO COMPENSATION

Mr. Robert Glickman's compensation is based on the same basic factors as described above for other members of senior management. The Committee also reviewed the compensation practices of all publicly traded U.S. bank holding companies with total assets of between $2 billion and $6 billion. The Committee determined that Mr. Glickman's compensation is consistent with the peer group.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

The Compensation Committee's objective is to structure Corus' executive compensation programs to maximize the deductibility of executive compensation under the Internal Revenue Code. However, the Compensation Committee reserves the right in the exercise of its business judgment to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m) of the Internal Revenue Code and would not be deductible.

CONCLUSION

The Committee believes the executive officers' individual compensation programs discussed in this report are designed in a manner that is consistent with Corus' overall compensation philosophy. As such, the compensation provided to Corus' CEO, Mr. R. J. Glickman, and to the other executive officers is deemed appropriate.

Rodney D. Lubeznik, Compensation Committee Chair
Steven D. Fifield, Compensation Committee Member (1)
Peter C. Roberts, Compensation Committee Member

(1) Mr. Fifield resigned from the Board of Directors effective December 2004. In February 2005, Mr. Robert Buford was approved to fill the position vacated by Mr. Fifield on the Compensation Committee.

This Compensation Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this proxy statement, except to the extent that the Company specifically requests that the Report or information be specifically incorporated by reference.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Steven D. Fifield, who was a director until December 2004, is a primary investor in two entities, both of which were, during 2004, customers of Corus' subsidiary bank and had transactions with the bank in the ordinary course of business. Such transactions have been and will continue to be on the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons. Such transactions did not, and will not, involve more than the normal risk of collectability or present other unfavorable features.

During 2004, Robert J. Glickman, Joseph C. Glickman and Edward W. Glickman (the "Glickmans") each purchased a participation in a loan(s) originated by Corus as follows:

                        Participation     Fees and Interest
                           Amount        Paid  to Participant
    Participant         (Commitment)           in 2004
-------------------    --------------    --------------------
Robert J. Glickman     $    7,005,000    $             70,050
Joseph C. Glickman          7,005,000                  70,050
Edward W. Glickman         10,005,000                 101,836

These participations resulted from situations where Corus, due to legal lending limit restrictions and Holding Company participation policy limits, required an outside party's participation in order to close the loans. Furthermore, Corus' ability to secure participation from more traditional sources was limited due to a combination of the complexity of the borrowing group, the narrow time frame in which the underwriting could take place, and the limited amount of funds required. Rather than forego these business opportunities, the Glickmans agreed to participate in these loans as an accommodation to Corus.

Under the participation agreements the Glickmans will receive interest based on the same terms as those applicable to Corus and be subject to the same credit risks. The Glickmans are required to fund their committed amounts at the same time and in proportion to the amount committed by Corus. As required by the Nasdaq Stock Market, Inc. listing standards, these transactions received prior approval from Corus' Audit Committee.

In January 2005, Corus' legal lending limit increased allowing the Company to repurchase a portion of the participations from the Glickmans. The Company repurchased the entire participation owned by Joseph C. Glickman and $1.6 million of Robert J. Glickman's participation. Robert J. Glickman's remaining participation amount totaled $5.4 million.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of beneficial ownership and changes in beneficial ownership of the Common Stock with the Securities and Exchange Commission. Based solely upon a review of the copies of such forms received by the Company during or with respect to its most recent fiscal year and written representations from the executive officers and directors, the Company believes that all such reports were filed in a timely manner. However, with respect to the prior fiscal year, the Company is aware that Mr. Rodney D. Lubeznik filed two late reports, each relating to a purchase transaction.

PERFORMANCE GRAPH

The following chart compares the cumulative total returns of Corus Bankshares, Inc., the NASDAQ Stock Market (U.S.) (broad market index) and NASDAQ bank stocks (peer group index). The NASDAQ Stock Market for United States Companies index comprises all domestic common shares traded on the NASDAQ National Market and the NASDAQ Small-Cap Market. The NASDAQ Bank Stocks index comprises all banks traded on the NASDAQ National Market and NASDAQ Small-Cap Market. The chart assumes an investment of $100 on January 1, 2000 and dividend reinvestment throughout the period.

 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG CORUS BANKSHARES, INC.,
               NASDAQ STOCK MARKET (U.S.), AND NASDAQ BANK STOCKS

                              [PERFORMANCE GRAPH]

                                               Dollar Value of Investment at December 31
                             -----------------------------------------------------------------------------------
                             1999            2000            2001            2002           2003            2004
                             ----            ----            ----            ----           ----            ----
NASDAQ Stock Market (U.S.)   $100             $60             $48             $33            $49             $54
NASDAQ Bank Stocks            100             114             124             127            163             186
Corus Bankshares, Inc.        100             211             196             191            281             448

REPORT OF THE AUDIT COMMITTEE

In fulfilling its oversight responsibilities, and in accordance with its written charter, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee reviewed with the independent public accountants their judgments as to the quality, not just the acceptability, of the Company's accounting principles. Furthermore, the independent public accountants communicated the other matters required to be discussed with the Committee in accordance with Statement on Auditing Standards No. 61, Communication with Audit Committees. The Committee has also received the written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of non-audit services with the auditors' independence.

The Audit Committee discussed with the Company's independent public accountants the overall scope and plans for their audits. The Committee meets with the independent public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended that the shareholders ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the year ending December 31, 2005.

While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

Michael J. McClure, Audit Committee Chair
Robert J. Buford, Audit Committee Member
Rodney D. Lubeznik, Audit Committee Member

This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this proxy statement, except to the extent that the Company specifically requests that the Report or information be specifically incorporated by reference.

CORPORATE GOVERNANCE

NOMINATIONS OF DIRECTORS

In accordance with its charter, the Nominating Committee reviews all proposed nominees for the Board, including those proposed by shareholders. The Nominating Committee evaluates candidates recommended by shareholders in the same way that it evaluates any other nominee. The Nominating Committee selects qualified candidates based upon the criteria set forth below and reviews its recommendations with the Board, which decides whether to invite the candidate to be a nominee for election to the Board.

Board members must possess the acumen, education and experience to make a significant contribution to the Board and bring a diverse range of skills and perspectives that fits within the perceived needs of the Board at a particular time. Board members must have the highest ethical standards, a strong sense of professionalism, independence and an understanding of the Company's business. Additionally, Board members must have the aptitude and experience to fully appreciate the legal responsibilities of a director and the governance processes of a public company, a willingness to commit, as well as have, sufficient time to discharge their duties to the Board and such other factors as the Nominating Committee determines are relevant in light of the needs of the Board and the Company.

During 2004 the Company did not pay a fee to any third party to identify or assist in identifying or evaluating potential nominees. In accordance with its charter, the Nominating Committee retains the ability to engage advisors as appropriate.

For a shareholder to submit a candidate for consideration by the Nominating Committee, a shareholder must notify the Company's secretary. To be considered by the Nominating Committee for nomination and inclusion in the Company's proxy statement at the 2006 Annual Meeting, a shareholder must notify the Company's secretary no later than November 11, 2005 (the date 120 days prior to the first anniversary of the date of the 2005 annual meeting proxy statement). Notices should be sent to: Corus Bankshares, Inc., 3959 N. Lincoln Ave., Chicago, IL 60613 Attn: Mr. Tim H. Taylor, corporate secretary. Notices must meet all of the requirements contained in our By-Laws.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that all non-management directors except for Joseph C. Glickman, five out of seven directors, are independent in accordance with The Nasdaq Stock Market, Inc. listing standards. As stated earlier, the Board of Directors has determined that Michael J. McClure qualifies as an "Audit Committee financial expert," as that term is defined in rules of the Securities and Exchange Commission implementing requirements of the Sarbanes-Oxley Act of 2002.

COMMUNICATIONS WITH THE BOARD

The Board of Directors has established a process for shareholders to communicate with the Board or an individual director. Shareholders may contact the Board or an individual director by writing to their attention at the Company's principal executive offices at 3959 N. Lincoln Ave., Chicago, IL 60613, Attn: Mr. Tim H. Taylor, corporate secretary. Each communication intended for the Board of Directors or an individual director will be forwarded to the specified party in accordance with procedures approved by the independent directors of the Board.

ATTENDANCE BY MEMBERS OF THE BOARD OF DIRECTORS AT THE ANNUAL MEETING OF SHAREHOLDERS

The Company encourages each member of the Board of Directors to attend each annual meeting of shareholders. All seven directors attended the annual meeting of shareholders held on April 21, 2004.

CODE OF BUSINESS CONDUCT AND ETHICS

Ethical business conduct is a shared value of Corus' Board of Directors, management and employees. Corus' Code of Business Conduct and Ethics applies to the Board of Directors as well as all employees and officers, including the principal executive officer, principal financial officer and principal accounting officer.

The Code of Business Conduct and Ethics covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to Corus' business. Corus encourages all employees, officers and directors to promptly report any violations of the Code to the appropriate persons identified in the Code. A copy of our Code of Business Conduct and Ethics is available through the Investor Relations section of the Corus website at www.corusbank.com.

EXECUTIVE SESSIONS OF THE BOARD

Independent members of the Board of Directors meet in executive sessions without management. Executive sessions are led by a "Presiding Director." An executive session is held in conjunction with regularly scheduled Board meetings at least twice per year and other sessions may be called by the Presiding Director in his or her own discretion or at the request of the Board. Michael J. McClure has been designated as the Presiding Director. The Board of Directors met twice in executive session during 2004.

SHAREHOLDER PROPOSALS

Shareholder proposals for consideration at the Company's 2006 Annual Meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's By-Laws. To be timely under Rule 14a-8, they must be received by our Corporate Secretary at the Company's principal executive offices by November 11, 2005 in order to be included in the Proxy Statement. Under the Company's By-Laws, as amended, if a shareholder plans to propose either an item of business or a Director nominee to be considered at any annual meeting of shareholders, that shareholder is required to give notice of such proposal to our Corporate Secretary at least 90 days prior to the anniversary of the most recent annual meeting, or by January 21, 2006 for our 2006 Annual Meeting, and to comply with certain other requirements. The proposals also must comply with all applicable statutes and regulations.

OTHER BUSINESS

Corus is unaware of any other matter to be acted upon at the meeting for shareholder vote. In case of any matter properly coming before the meeting for shareholder vote, the proxy holders named in the proxy accompanying this statement shall vote the proxies in accordance with their best judgment.

By order of the Board of Directors,

                                             _____________________
                                             Tim H.Taylor
                                             secretary

March 11, 2005

                                    EXHIBIT A

                                    PROPOSED
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             CORUS BANKSHARES, INC.

FIRST: The name of the corporation (hereinafter called the "corporation") shall be:

                             CORUS BANKSHARES, INC.

SECOND:     The purposes and powers of this corporation shall be:

      (a) To operate and conduct a bank holding company by providing management service and advice to its subsidiaries relating to such matters as accounting methods, investments, lending and credit techniques and compliance with governmental regulations.

      (b) To do any and all lawful acts and to carry out any and all lawful business purposes permitted by law to a corporation formed under the Minnesota Business Corporation Act.

      (c) To acquire, hold, mortgage, pledge and dispose of the shares, bonds, securities and other evidences of indebtedness of any domestic or foreign corporation.

      (d) To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade-names.

      (e) To enter into obligations or contracts and to do any acts incidental to the transaction of its business or expedient for the attainment of the purposes stated in these articles.

      (f) To do each and all of the things aforesaid for itself, or as agent, broker, factor or consignee of, or associate with another, and to do the same as fully and to the same extent as natural persons might or could do.

            To have in furtherance of the corporate purposes, all of the powers conferred upon corporations incorporated under Chapter 320A, Minnesota Statutes.

            Provided, that the word "and" shall mean "or" as well, and the word "or" shall mean "and" as well, wherever used in this Article.

THIRD:      The duration of the corporation shall be perpetual.

FOURTH: The address of the registered office of the corporation in the State of Minnesota is c/o C T Corporation System, Inc., 405 Second Avenue, South, Minneapolis 55401, and the name of the registered agent of the corporation at that address is C T Corporation System, Inc. The said registered office is located in the County of Hennepin.

FIFTH:

      (a) The total authorized number of par value shares of this corporation shall be fifty million (50,000,000) shares; and the par value of each such share shall be Five Cents ($0.05).

      (b) All shares shall have the same relative rights and voting power and be without any relative preference or restrictions.

      (c) The corporation shall have and does hereby retain a first lien on the shares of its stockholders, and upon all dividends due thereon, for any indebtedness by such stockholders to the corporation.

SIXTH: No shareholder entitled to vote in the election of directors shall be entitled as of right to cumulative voting in any such election.

SEVENTH: Any action required or permitted to be taken at a meeting of the Board of Directors of the corporation, other than an action requiring shareholder approval, may be taken by written action signed by the number of directors that would be required to make the same action at a meeting of the Board of Directors at which all directors were present.

EIGHTH: The corporation shall, to the fullest extent permitted by Chapter 302A, Minnesota Statutes, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Chapter from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Chapter.

NINTH: No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article Ninth shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its shareholders,
            (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article Ninth. No amendment to or repeal of this Article Ninth shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

TENTH: No holder of shares of capital stock of the corporation shall have any preemptive or preferential right of subscription to any shares of stock of the corporation, whether now or hereafter authorized, or to any obligations convertible into stock of the corporation issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its sole discretion, may from time to time determine, and at such price as the Board of Directors from time to time may fix.

ELEVENTH:   The corporation's business and conduct of its affairs shall be regulated as follows:

      (a) The management of the business and affairs of this corporation and the custody of its properties shall be vested in a Board of Directors of not less than five (5) and not more than thirteen (13) members who need not be stockholders. A majority of the Board of Directors shall constitute a quorum.

      (b) The Board of Directors may adopt and amend by-laws and adopt a seal for this corporation.

      (c) The annual meeting of the stockholders of this Corporation shall be held on a day and hour and place to be designated by the Board of Directors. Such date shall not be earlier than the First Monday in April and not later than the last Monday in May of each year. At all meetings of stockholders, special or annual, a majority of the stock entitled to vote thereat shall constitute a quorum. The affirmative vote of a majority of all of the shares present and entitled to vote thereat shall be required for the taking of any action by the stockholders, including the election of directors, except where the Minnesota Business Corporation Act requires a larger proportion or number.

      (d) The directors, when elected, shall hold office until the annual meeting of stockholders in the following year and until their successors shall have been elected and have qualified.

      (e) Immediately following the annual meeting of stockholders, the annual meeting of directors shall be held. At such meeting the officers of the corporation shall be elected by the directors. The officers, when elected, shall hold office until the annual meeting of directors in the following year and until their successors shall have been elected and have qualified. The officers of the corporation shall consist of a President, Vice-President, Secretary, Treasurer, and such assistant secretaries and assistant treasurers as the Board of Directors shall from time to time determine. Any one person may hold one or more offices.

      (f) The shares in this corporation shall be issued from time to time upon order of the Board of Directors for such consideration of cash, or other property, tangible or intangible, or services, or of an amount transferred from surplus to stated capital upon a share dividend, as the Board of Directors in its discretion shall determine.

                                   EXHIBIT B
   AMENDED AND RESTATED CORUS BANK N.A. COMMISSION PROGRAM FOR COMMERCIAL LOAN
                      OFFICERS (EFFECTIVE NOVEMBER 1, 2004)

                                   CORUS BANK

                 COMMISSION PROGRAM FOR COMMERCIAL LOAN OFFICERS

1. INTRODUCTION

         In 1993 Corus implemented the first version of this Commission Program. While it has evolved and changed in some very significant ways, the basic structure and intent of the program has survived intact, and has served both Corus and the participating officers well. The Commission Program is designed to share loan profits with the officers to the extent those profits exceed what the company could earn by investing its deposits in some other manner (the Bank's "Opportunity Cost" - see section 6 for further details on the Opportunity Cost). We call this sharing in "Incremental Profit." Incremental Profit consists of interest and fee income, minus the Opportunity Cost, minus the department's overhead. Furthermore, just as officers share in Incremental Profit, they must also bear that same share of any losses. These concepts are developed more fully in the following pages.

         The Commission Program has been crafted to reward officers in such a way that their goals coincide as closely as possible with those of the company. Officers will benefit from generating as many loans as possible, with rates and fees as high as possible, from keeping the loans on the books as long as possible, and from avoiding losses. A substantial amount of the commission will be held back in a deferral account, so that officers, like the Bank, will have something to lose if their loans are not fully repaid. Also, officers who are particularly successful in developing a large portfolio of high-quality, high-yielding loans, will be walking away from a stable source of potential commission income should they ever choose to leave the company even though certain deferred amounts might be paid out subsequently.

         THIS PROGRAM IS IN PART AN UNFUNDED DEFERRED COMPENSATION ARRANGEMENT INTENDED TO COMPLY WITH PRINCIPLES SET FORTH IN SECTION 451 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND REGULATIONS THEREUNDER, AND UNDER APPLICABLE LAW. AS SUCH, NO PROVISION IN THIS PROGRAM WILL BE CONSTRUED TO REQUIRE EITHER DIRECTLY OR INDIRECTLY, THE COMPANY TO RESERVE, OR OTHERWISE SET ASIDE, FUNDS FOR THE PAYMENT OF COMMISSIONS DEFERRED HEREUNDER.

         This Commission Program will undoubtedly continue to evolve with each passing year, as we encounter new situations, and as business conditions change. Modifications will continue to be made, and Corus is entitled to make any that it deems appropriate, in its sole discretion. Management will attempt to minimize the frequency of

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

such changes, and will also try to explain the rationale behind any changes fully, but the program may be changed at any time. Your comments, cooperation and patience will be appreciated. Please direct comments or questions to either Michael Stein or Robert Glickman. References below to management include both Mr. Stein and Mr. Glickman, both of whom will answer questions and field comments. As CEO, Mr. Glickman will act as the final arbiter for difficult decisions.

2. COMMISSION CALCULATION SHEET

         The Commission Program requires us to track all loans originated or renewed since the program began which are still on the books. We must maintain information on the loan amount, terms, officer(s) involved, and how the commission associated with the loan is to be allocated. We must also calculate the actual commission amount for individual loans based on the rest of the information contained in the database. The spreadsheet in which we maintain this database is called the Commission Calculation Sheet ("CCS"). On separate spreadsheets, management tracks the advance against commission percentage (see below), actual commissions paid, holdback amounts, and other related information. However, the CCS is the primary spreadsheet in which most of the critical information is stored.

3. WHICH LOANS WILL BE INCLUDED IN THE PROGRAM?

         This program was designed for loans secured by commercial real estate projects; however, management in its sole discretion will consider including commercial loans secured by other collateral on a case-by-case basis. Effective November 11, 2000, mezzanine loans, which are characterized by higher levels of risk and commensurately higher interest rates, will also be included but in a slightly different manner than other loans, as described below. Prior to November 11, 2000, mezzanine loans were treated in a radically different manner than other loans. The CCS tracks those loans and treats them accordingly.

         If a loan qualifies for the Commission Program, it will be entered on the CCS. Due to the burden of tracking loans and calculating the commissions, the program will only include loans that generate commissions of $500 or more per year.

                       *[                ]

                       *[                ]

         The Commission Program uses a 12-month period ending October 31st of each year. This cut-off date is being used so that all calculations can be made and verified and the commission amount calculated by year-end. Therefore, an officer's year-end commission amount will be based on loan activity for the 12 months ending on 10/31 of that same year. Please note that commissions are considered to be compensation for calendar years ending December 31, and the October 31 date is not in any way a date upon which commissions become payable by the company or formally earned by

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

officers. The current year's Commissions are not earned until actually paid by the Bank. Also, while it may be tempting to push closings up into October in order to include them in a given commission year, officers are expected to act responsibly and in the company's best interests in this regard. Documentation compromises or other actions that impact a credit must not be made in order to speed up a closing.

         Whether or not a transaction qualifies for inclusion on the Commission Calculation Sheet normally will be quite clear; however, sometimes it will require interpretation. It is recommended that management approve any ambiguous situations as early as possible in the process to avoid any hard feelings.

4. COMMISSION FACTOR

         The Commission Factor is the percentage of the Incremental Profit associated with the loan that will be shared with the relevant officer(s). Those Commission Factors will remain in effect through the life of those loans, subject to the Annual Alteration noted below.

                       *[                ]

         Every loan that is handled by the Bank has a supervising officer (the "Supervising Officer") assigned to it. The Supervising Officer will be Michael Stein, Robert Glickman or Terrence Keenan. A lead loan officer ("Lead Officer") would be designated for each loan, and such individual would be responsible for the majority of the negotiation, structuring and `frontline' documentation (e.g., term sheets, application letter, commitment letters, etc.; in other words, the initial documentation that sets the terms of a loan). In some instances, a second officer may be asked by the Lead Officer to assist on a given loan.

         The Supervising Officer is responsible for overall supervision of the particular loan, including: a) meet, as needed, with the borrowers/developers,
b) evaluate borrower/ developer's integrity, experience, etc., c) perform, as needed, site inspection(s) of proposed and comparable projects, d) underwrite financials for both project and borrowers, e) underwrite tenants (where applicable), f) guide negotiating, underwriting and pricing of loan(s), and g) review and approve term sheets, application letters and commitment letters. In addition, as a loan committee must approve each loan, the Supervising Officer and the Lead officer present the loan and an analysis of the economics thereof to the Loan Committee for consideration and final approval. The aggregate of these activities are termed the "Cliff of Activity" and must be met in order for the Supervising Officer to earn a commission on a given loan.

         Commissions on a loan outstanding in any given Commission Year would be allocated as follows:

a. The Supervising Officer, except if the Supervising Officer is Robert Glickman
(who does not participate in the Commission Program), would earn a *[     ]
Commission on

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

each loan that he supervises as long as the Cliff of Activity has been met. If
Supervising Officer is Robert Glickman, the Lead Officer still only gets *[   ].

b. The remaining *[     ] of the Commission would be allocated to the Lead
Officer, except in the case in which a second officer is appointed to assist the
first, in which event the *[     ] would be split between the two officers, as
discussed below.

Note that the *[      ]division applies for the Commission Year commencing
November 1, 2004; for subsequent years, the Compensation Committee would establish, within 90 days of the beginning of each Commission Year, the relative percentages applicable to loans originated in those future years. The percentages established for loans established in a Commission Year would continue to apply to Commissions generated by such loans in subsequent years.

         In order to maximize the number of profitable loans made by the Bank, individual officers are compensated, on a loan-by-loan basis, based on their individual performance in originating, negotiating and bringing a loan to closure. Their compensation is not a function of the overall profitability of the loan department, nor of Corus. Instead, an officer only earns a commission if the officer actually works on a loan. Each individual's compensation is a direct function of the number of loans they work on personally and the profitability of each of those loans. As a consequence, the number of loans on which the individual is actively involved caps the total amount that an officer can earn.

         In the case of Michael Stein, he will be treated as a Supervising
Officer, and will thus receive a Commission equal to *[     ] of the aggregate
amount of Commission payable on a loan, only if he satisfies the Cliff of Activity requirement. The Cliff of Activity requirement is designed to ensure that the commission is paid only where Michael Stein's activities justify such a commission.

         In the case of other officers, the Lead Officer assigned to the loan would be responsible for the majority of the negotiation, structuring and `frontline' documentation, and would be eligible to receive the remaining
*[    ] of the Commission. The lead officer may, however, request the assistance of a junior officer to provide support with respect to these functions. In that event, the lead officer and supporting officer would agree on the portion of the
*[     ] commission to be paid to the supporting officer. The amount payable to
the supporting officer is typically *[    ] of the total Commission, and should
be determined by the Lead Officer and Supervising Officer based on the supporting officer's contribution to the overall effort.

         All Commission Factors, regardless of the year in which the loan was originated, are subject to an Annual Alteration. In order to describe the Annual Alteration, some terminology must be defined. "Unadjusted Gross Commissions" is the aggregate Gross Commissions payable to all officers who are in the Commission Program for that year prior to considering the Annual Alteration.
*[     ]. The Annual Alteration will be a reduction in every Commission Factor, which shall be calculated by multiplying each

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

Commission Factor by the following formula (if the formula results in a number greater than 1.0 there will be no Annual Alteration for the year in question):

                       *[                ]

         The Annual Alteration will reduce the Commission Factor for all loans for a given year, but the original, unaltered Commission Factor will still be the starting point for the next year's Annual Alteration, if any. That is, the Annual Alteration in a given year does not carry forward.

         When a loan is renewed or extended as of November 1, 2004 or
thereafter, the Commission Factor (and the Officer's share of losses) *[      ]
based on the guidelines in this section (as always, subject to the Annual Alteration). However, if the renewal in question is deemed by management to be a non-market renewal (i.e., that it is being offered as some sort of workout, and consists of terms that are not representative of what could be achieved by the borrower on the open market), then the Commission Factor (and the Officer's share of losses) will remain at the Commission Factor associated with the loan in question prior to renewal.

         Regarding mezzanine loans, it is usually quite clear if a loan should be considered a Mezzanine Loan, based on pricing and risk considerations. However, it will on occasion be unclear. Furthermore, sometimes a higher risk Mezzanine Loan is embedded into a larger first mortgage. For example, if the bank normally would advance 65% of project cost at L + 2.75% and a 1.00% fee, we might offer a 70% loan at L + 3.00% and a 1.50% fee. The resulting larger loan would have an embedded first mortgage equal to 65% of project cost, and an Embedded Mezzanine Loan equal to 5% of project cost. Some of the interest income (0.25%) and fee income (0.50%) on the first mortgage would be attributable to the mezzanine loan, which would increase the yield on the mezzanine loan.

         Management reserves the right, in its sole and absolute discretion, to determine if a loan should be considered a mezzanine loan, or to determine if a loan has within it an embedded mezzanine loan. In the latter case, the loan would be entered on the CCS as two separate loans, and manual adjustments would be necessary on an ongoing basis to be sure that the CCS reflects the economics of the situation accurately.

         The Commission Factor will be determined at the time a loan is approved, when the considerations involved are all fresh in everybody's mind.

5. ALLOCATING THE COMMISSION

         The program is intended to provide commissions to each officer based solely on account of income generated by the individual performance of the officer. In some instances, more than one officer may deserve credit for bringing in a new loan, or for doing a material amount of the work associated with underwriting the loan. In that event, the applicable commission should be divided among the relevant officers so that

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

the relative amounts allocated to each officer approximate as closely as possible the relative amount of income generated by the individual performance of each officer. In general, where a commission is attributable to the efforts of more than one officer, the officers are expected to work out the allocation of the commission among themselves.

         When this program was first originated many feared that this could become a source of friction among officers. It is good to be able to report that there has been very little conflict of this nature. Still, it is important that we remain aware of the potential for hard feelings, and act fairly and quickly to resolve problems. Please consult Michael Stein or Robert Glickman for advice in dividing commissions. Robert Glickman has the authority to reallocate commissions between officers when he deems it appropriate to more closely track the individual efforts of the officers.

         All officers who will receive an allocation of a commission should sign the Loan Approval Sheet, so that the Officer's loan approval and recommendation of the loan is documented. No individual needs to sign the approval sheet on behalf of either Senior Management allocations (see below) or allocations to "Other."

6. COMPONENT PARTS OF THE COMMISSION CALCULATION SHEET.

         Basically, the commission for a loan is equal to:

                       *[                ]

This is a broad conceptual framework, and the Commission Program and the Commission Calculation Sheets incorporate these concepts, sometimes in a very precise manner, and sometimes more roughly. In this section we will discuss how Income, Servicing Cost, and Opportunity Cost are incorporated in the CCS. For a complete understanding of the CCS, officers should study the CCS itself, and this overview is only a general summary.

         INCOME. Income for a given year in the Commission Program consists of interest income and fee income generated in that year on a cash basis. Fee income includes origination fees, exit fees, and fixed percentage prepayment charges. Yield maintenance prepayment charges are included in a limited manner (see Section 11 below) and default interest and late payment charges are not included in the program at all. Income from foreclosed real estate and gains on sales of real estate will not be included as Income (in any event, as noted below, commission accruals for a loan will cease once a loan is classified as a non-accrual asset).

         Earned fees for loans that do not close, and fees generated by loans in which the Bank acted as an intermediary are both included in the program, and considered as if they were profits associated with a regular loan. Letter of credit fees will also be included, as would any loans resulting from draws on letters of credit. If the Bank ever experiences a loss in connection with a loan in which it was an intermediary, or in connection with a letter of credit, officers should expect to share in losses (see below) just as if these were regular loans.

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

         Expenses incurred for loans that do not close, and further assuming that the expenses were not reimbursed by the customer, may at the Bank's sole discretion, be charged to the officer as well, in which case the officer would bear a portion of the costs equal to the Commission Factor which would have been used had the loan closed. Officers need not expect to pay for business development costs and site inspections (provided reasonable care is taken to avoid unnecessary and unduly expensive travel), but should be careful about incurring legal fees and other third-party report costs such as appraisals without getting a deposit of some sort from the customer.

         Most of the Bank's loans have variable interest rates. In the CCS, the interest rate must be expressed as a spread over one of several indices:
Treasuries, Prime, or Libor. For variable rate loans, at the end of each commission year, the Bank analyzes the actual spread between 3-month Treasuries and the various indices used in our loans, and the CCS is adjusted to reflect the actual spreads observed over the prior year.

         For fixed rate loans, all of which are Treasury-based, the CCS uses the spread to comparable maturity Treasuries as of the date that the rate is locked (this is usually either the date of commitment or the date of closing). The benefits and costs of interest rate fluctuations after locking are enjoyed or borne, as the case may be, by the bank. Furthermore, the bank will usually swap fixed rate loans into floating rate loans. However, whether we swap or not, or how successful the swap is, is not considered in the Commission Program.

         Also, some loans involve one or more changes in rate basis or spread the middle of the term (e.g. from Libor + 3.00% to Libor + 2.75% or to Treasury +3.25%). In such cases, the loan will be treated as if it paid off at the time the rate basis is altered, and as if a new loan was originated with the new rate. A loan with an interest rate floor (e.g. Libor + 3.25% with a floor of 6.50%) might function as if it was a loan with a constantly changing spread. In this case, the Bank will make a customized, weighted average calculation of the spread which takes into account both the actual spread and the actual principal balance, and gives more weight to the spreads which applied to higher balance periods than to the spreads which applied to lower balance periods.

         The CCS assumes that interest accrues on an Actual/360 basis. If a loan is negotiated otherwise, the "spread" column or input on the Commission Calculation Sheet should be reduced to reflect the change

         OPPORTUNITY COST. We have assumed from the outset of the commission program that some sort of low-overhead investment alternative would be available to us, but at a lower overall yield than that offered by commercial real estate loans. We believe the company could purchase investment-grade rated commercial mortgage backed securities ("CMBS") with virtually no overhead expense, and with no regulatory limitations. In that case, much of the capital allocated to commercial real estate could be reallocated to other investments as well.

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

                       *[                ]

         SERVICING COST. There are economies of scale in servicing larger loans. Management has made a rough estimate of servicing cost for loans of various sizes. See the table in the Commission Calculation Sheet.

         Also, it will be assumed that the servicing cost for Construction Loans will be double whatever the normal servicing cost would have been. The Commission Calculation Sheet automatically calculates this extra cost. However, in the input section of the Commission Calculation Sheet officers must indicate that the loan is a construction loan in the appropriate column.

7. CESSATION OF COMMISSION

         So long as the full base rate of interest is actually collected from the borrower, or is drawn upon from an interest reserve, commissions will accrue for the loan in question. Whether or not the loan is categorized as non-accrual, and regardless of the loan's internal numeric or alpha rating, a commission will accrue so long as interest is actually collected. Default interest in excess of the base rate and late charges will not count towards a commission. No commission will be paid for any period during which the Bank owns an asset, and no commission will be paid pertaining to any gain on sale of any asset. See below for more details on how foreclosure and carry costs can impact an officer.

8. SHARING IN LOAN LOSSES

         Officers will share in losses incurred in any loan in their portfolio.
Through 10/31/98, each officer built up a loan loss reserve equal *[      ].
Losses incurred in the officer's portfolio will first be subtracted from the reserve dollar-for-dollar. That is, a $100,000 loss will cause a $100,000 deduction from the loan loss reserve, regardless of what the Commission Factor was. However, if an officer only had 50% of the bonus for a loan, his or her loan loss reserve will only be debited for 50% of the loss.

         In a loss situation, it is quite possible that an officer's loan loss reserve will not be large enough to absorb the loss. The loss in excess of the reserve is the Excess Loss, and the Excess Loss times the Commission Factor for the loan in question can be called the Officer's Loss.

         Since the Commission Factor can vary from year to year due to the Annual Alteration (see above), for loss purposes the Commission Factor will be the weighted average of commission factors over the life of the loan. The weighted average will be based on commissions actually paid as opposed to
average daily balance or some other such measure. *[      ].

         *[      ]. The $100,000 loan loss reserve would be wiped out, and the remaining $100,000 loss would be the Excess Loss. The Officer's Loss would be

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

$15,000, to be withheld from other sources of pay as noted below. If the loan in question was only 50% in that officer's portfolio, then he or she would only have to support $100,000 of the $200,000 loss, and in the example above the officer's loan loss reserve would cover that entire amount, so that nothing would be withheld from any other source.

         The Officer's Loss will be deducted from the officer's cash commission amount for that year. If the current year's cash commission is insufficient to cover the Officer's Loss, the bank will then offset the Officer's Loss against any Deferred Commission (see below). The bank will offset first against that portion of the Deferred Commission that is closest to being released. If the officer's Deferred Commission were entirely depleted, future commissions would be the Bank's last source of recovery. Officers will not be expected to come out-of-pocket to pay anything to the company.

         Loan losses for purposes of this Commission Program will be determined at the time the asset securing the loan is sold by the bank. Neither the date of foreclosure nor the dates of any interim charge-offs are relevant for loss calculation purposes. Loan losses include: (1) Principal Loss; (2) Foreclosure and Out-of-Pocket Carry Costs minus any net income generated by the project (it is quite conceivable that an asset could generate more income than the associated expenses, which would reduce the amount of the loss); and (3) an estimated cost of carrying the asset in question, which is based upon the Bank's Opportunity Cost.

         PRINCIPAL LOSS. This is the easiest item to define. It will be the original balance of the loan minus the Disposition Price of the asset. The Disposition Price is equal to actual cash to the company, net of any closing costs. If the disposition price of the asset is greater than the original loan amount, there might still be a loss due to carry costs and opportunity costs, but the excess amount in question would reduce the loss. If the Bank advances a loan to finance the purchase of a Bank-owned asset, for purposes of determining the Disposition Price that loan will be considered cash to the Bank. However, that loan will be included in this Commission Program for both profit and loss potential, and the Bank may, in its sole and absolute discretion, consider such a loan to be a non-performing asset for its entire life, regardless of actual payment history, for purposes of determining if commissions should be paid out or held back (see below).

         FORECLOSURE, OUT-OF-POCKET COSTS, AND CARRY COSTS MINUS ANY NET INCOME. These items are relatively straightforward. The cost of enforcing a guaranty, and any amount collected under a guaranty would be counted in this category. Amounts in this category will be tallied annually. Interest will accrue and compound annually on such amounts until final disposition of the asset. The interest rates used will be the same as noted below under Carry Costs.

         CARRY COSTS. All Carry Costs will be calculated assuming a principal balance equal to 85% of the Disposition Price of an asset, which can also be called the Notional Amount.

         Officers do not share in any gain on sale of a foreclosed asset, so it is also reasonable to limit the officer's exposure to Carry Costs when asset values recover to

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

high levels. Therefore, the Notional Amount is subject to a ceiling equal to the original loan amount.

         Losses for Commission Program purposes will include interest on the Notional Amount at the Fed Funds rate (using the average Fed Funds rate for each quarter throughout the period in question, compounded quarterly) from the date interest was no longer paid on the loan through the date the Bank takes ownership of the asset. Thereafter, the Notional Amount will accrue interest at the cap rate specified for the asset in question (compounded annually) in an appraisal done at or near the time of foreclosure. Many appraisals include a discount rate, used to discount estimated future cash flows, and a cap rate, used to determine the disposition value of an asset at some future point when it is stabilized. The latter value is the cap rate which would be used for purposes of this section.

         The Bank's Carry Costs on the non-performing asset can accumulate rapidly, and can easily exceed the principal loss of a bad loan. Be careful with your loans! Officers should be aware that one major problem loan could conceivably wipe out the commission earned on many healthy loans. Management, in its sole discretion, will calculate loan losses for commission purposes.

9. FREEZING COMMISSION PAYMENTS AND HOLDBACK RELEASES

         Prior to any commission payment, whether it is the release of a prior year's holdback or payment in part of the current year's commission, the Bank will calculate an officer's Loss Potential, as defined below. If, after any commission payment, an officer's holdback (based on then-current Corus stock and S&P 500 values) is less than the officer's Loss Potential, then such commission payment may be withheld by the Bank, and rather than paying it out it will be added to the officer's holdback. Once a commission payment is so withheld, no subsequent consideration to releasing it will be made until the next year's commission payment or holdback release is due. An officer's Loss Potential will be calculated as follows:

                       *[                ]

         If an amount which would have been paid or released is held back due to this calculation, the officer may elect to have such funds treated pursuant to any of the three options described below for Deferral of Commission (but for a
period of one year, rather than *[     ], and subject to review one year later,
when it will be either released or deferred an additional year).

10. CHANGES RETROACTIVE

         All policies described in this document apply to all loans, unless specifically stated otherwise, regardless of when the loans were originated, or when the policy was adopted.

11. BASE PAY AND DRAW AGAINST COMMISSION

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

         The CCS calculates what could be called the Gross Commission. *[     ].
This advance is netted out of the gross commission at year-end, and the resulting net commission is the amount that will be paid, part in cash and part via deferral (see below).

         The precise calculation of the advance is a function of how efficiently the department is operating. The idea is that the bank and officer are splitting profits, and the bank should recoup the costs of running the department before the profit split is calculated. Costs are recouped in part from the servicing factor (see above) and in part from the draw against commission. Ideally, the sum of: (a) the dollar impact of the servicing factor, plus (b) the draw against commission divided by the weighted average Commission Factor, should equal the department's overhead. Please see management if you are interested in a more detailed explanation.

                       *[                ]

12. PREPAYMENT CHARGES

         Officers will share in prepayment charges according to the following guidelines:

         1) If the prepayment charge formula is the Bank's standard yield maintenance charge with a replacement rate of Treasury + 0.0%, then the additional commission amount due to the prepayment charge will be the present value of all future commission amounts associated with the loan, assuming the loan had paid off at its stated maturity, discounted at the Replacement Rate used in the prepayment charge calculation;

         2) If the prepayment charge formula is the Bank's standard yield plus a spread of some sort, then the additional commission amount due to the prepayment charge will be the amount calculated in (1) above, multiplied by the following ratio: (loan spread to Treasuries - replacement rate spread) / loan spread. This means that the prepayment charge will be reduced by the same proportion as the replacement spread reduced the loan spread. For example, if the loan spread was 3.0%, and the replacement rate spread was 1.0%, only 2/3 of the full spread flowed through to the prepayment charge calculation. Therefore, only 2/3 of the commission amount according to (1) above would be earned;

         3) Starting in the commission year beginning on 11/1/01, if the prepayment charge formula is a flat percentage, then prepayment charge will be treated as a loan fee, and added to loan profitability for the year in question.

13. DEFERRAL OF COMMISSION

         Commissions will be paid out in a deferred manner, such that commissions earned in any given year will be deferred in part according to the rules contained in this

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

section and will stay at risk of loss for *[    ] (the "Deferral Period"). The
intent of this deferral is to more closely align officers' interests with those of the Bank. Officers will experience first hand the sense that profits from many previous years can be eroded by bad loan decisions which take time to surface. The following deferral rules apply:

         A) *[       ].

         B) Provided that a portion of a Deferred Commission is available for disbursement pursuant to clause C (below), such Deferred Commission will be paid at the end of its Deferral Period in one of three forms, at the officer's option:

             1)   Cash. A cash payment calculated as follows:

                  Deferred Amount * ((1 + *[       ] of * [       ] Treasury)
                  *[       ]) = Amount Paid

                  The *[    ] Treasury will be the average *[    ] Treasury rate
                  during the month of December for the year the commission was earned.

             2) Corus Stock. A number of shares of company stock, calculated by dividing: (a) the Deferred Commission amount in question, by (b) the company's average share price over the following trading days: August 1st through September 15th and the first Monday following Corus' third quarter earnings release through November 15th of the year the Deferred Commission was granted (As an example, for 2005 this would mean 8/1/05 through 9/15/05 and 10/24/05 through 11/15/05, a total of 51 trading days). In addition, a cash payment equal to any dividends said shares would have paid during the deferred period will be paid to the officer annually. Such payment will cease if and when the Deferred Commission associated with such shares is needed to cover an officer's loan losses.

                  The company reserves the right, but is not obligated, to pay some or all of this amount in cash, rather than shares, in which case the cash payment will be based on the share price at the close of business on the last business day before the commission is paid to the officer. In particular, among other possible reasons, if the company is obligated to withhold taxes for an officer, it might avail itself of this right to pay some portion of the payment in cash instead of shares, and it might then withhold the cash in payment of federal or state taxes.

             3)   S&P 500 calculated in the following manner:

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

                           Principal Amount = dollar amount subject to this calculation (100% of total Deferred Commission for the year in question)

                           S&P 500 Index as of date of original deferral = Orig S&P

                           S&P 500 Index as of date of release = Ending S&P (Ending S&P minus Orig S&P) / Orig S&P = S&P Return

                           S&P Return * *[     ]* Principal Amt + Principal
                           Amt = Release

             Officers must choose the form of payment they desire before the end of the year in which the Deferred Commission was earned, and may not be altered over the course of the Deferral Period. Officers can choose to have a portion of their Deferred Commission for any one year paid in each of the three methods above (that is, some of a given year's commission could be tied to cash, some could be tied to Corus Bankshares stock, and some could be tied to the S&P 500).

         C) The Deferred Commission, in whatever form the officer chooses to take it, would be subject to a potential loss, under certain circumstances, as noted above in the "Sharing of Loan Losses" -
             Section 8 above. Amounts to be deducted from the accumulated Deferred Commission would be deducted from the then-current value of the deferred amounts at the time the loss occurs, and such deduction would carry forward through any subsequent indexing.

         D) If an officer is no longer employed by the Bank and has Deferred Commission amounts pending, the Deferral Period would continue without any change whatsoever. See Section 15 below for a definition of Terminated Officer. The company will certify to the Terminated Officer that any calculations pertaining to the deferred commission were in reasonable compliance with this program, but Terminated Officers will not be entitled to direct access to the bank's records. If substantially all of the loans that generate commissions for the Terminated Officer pay off without loss prior to the end of the deferral period, any deferred amounts will be released at their then-current indexed value.

14. CUSTOMER ACCOUNTS PROTECTED

         The loan officer who brings a customer to Corus and either closes on one loan or opens meaningful depository accounts shall be considered the account officer for that customer. It will be expected that other Bank officers will respect this protection and not

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

solicit business from a protected customer without the account officer's permission. If a dispute arises over which officer should handle a certain account, please consult Michael Stein or Robert Glickman.

15. TERMINATION OF EMPLOYMENT

         After an officer either resigns or is terminated, said officer (hereinafter referred to as a "Terminated Officer") will not earn any further current or deferred commissions on loans that are on the bank's books. Nor will a Terminated Officer earn any new commissions for the year in which the Termination occurs or in any subsequent years either. If an Officer is terminated before December 31st of any given year, that Officer will earn no Commissions for any partial year. Notwithstanding the foregoing, if an Officer is terminated without cause, or dies or ceases employment due to a physical disability, the commissions accrued through that officer's date of termination will be considered earned by the officer, and payable to him or her (or his or her estate), but subject to deferral and potential elimination as described elsewhere in this document.

The Terminated Officer may earn some, all or none of the Deferred Commission accrued in the years prior to the date of Termination, all according to the following guidelines:

         (1) If a Terminated Officer has any Deferred Commission amounts pending, the Deferral Periods would continue without any change in the Deferral Period whatsoever.

         (2) The company will certify to the Terminated Officer that any calculations pertaining to the Deferred Commission were in substantial compliance with this program,

         (3) The Terminated Officer will not be entitled to direct access to the bank's records.

         (4) If all of the loans that generated commissions for the Terminated Officer pay off without loss prior to the end of the deferral period, any deferred amounts will be released at their then-current indexed value.

         (5) If there are any Losses in time periods after Termination, but before the Deferral Period expires, in any of the Loans in which the Terminated Officer generated a Commission in any prior year, then the Losses will be deducted from the Deferred Commission in accordance with the guidance contained in Section 8, "Sharing in Loan Losses", above.

16. INDEPENDENT AUDITS

         An independent audit of loan files will be conducted annually to ensure that loans are closed as they were approved and with no documentation irregularities. This is a

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

generally sound banking practice, and becomes particularly important once loan officers are directly rewarded for volume.

17. CONFIDENTIALITY

         This Commission Program is not to be shown or disclosed to anybody outside of the Company. It is considered proprietary information of the Company. This pledge of confidentiality will continue after employment by the Company ceases for any reason. Acceptance of any commission payments by any officer will bind the officer to this pledge of Confidentiality.

18. LIMITATION ON ASSIGNMENT

         ANY BENEFITS UNDER THIS COMMISSION PROGRAM MAY NOT BE ASSIGNED, SOLD, TRANSFERRED, PLEDGED OR ENCUMBERED, EXCEPT BY WILL OR INTESTACY, AND ANY ATTEMPT TO DO SO WILL BE VOID.

19. GOVERNMENT LAW

         EXCEPT TO THE EXTENT PREEMPTED BY THE LAWS OF THE UNITED STATES, THIS PROGRAM WILL BE CONSTRUED AND ADMINISTERED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

20. OFFICER REVIEW AND CONSENT.

         Annually, so long as the officer is employed by the Bank, the Bank will supply each officer with a copy of these guidelines, in their most current form, a copy of a portion of the CCS detailing their loans (but not including loans for which the officer does not collect any commission), a summary of the current year's compensation including any commissions released, paid, and deferred, and a summary of the officer's current and prior year deferral amounts, including information on investment elections, and on any freezes, eliminations, or releases of deferral amounts. Officers will be asked to review all the information submitted to them and to acknowledge in writing whether or not they identify any discrepancy or error in the information provided to them.

         Terminated Officers will receive information as noted in Section 15 above, and the Bank will not be obligated to release any payment to a Terminated Officer without written consent from such officer regarding the accuracy of such payment, and confirming that the Terminated Officer does not have any claims against the company pertaining to deferral amounts or otherwise.

21. PROGRAM SUBJECT TO CHANGE OR TERMINATION

         Management reserves the right to modify or cancel this Deferred Commission Program at any time for any officer or all officers in its sole discretion. The only

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

surviving obligation of the company in the event of program cancellation would be to pay sums formally treated as Deferred Commission pursuant to Section 12, provided that such payments are warranted by Section 12 guidelines and not eliminated due to loan losses as noted in Section 7. This program in no other way constitutes a contract between the company and its officers.

         However, management understands that its refusal to adhere to the guidelines set forth herein would potentially hurt the overall morale of many valued employees. Management will try diligently to administer this program in a fair and ongoing manner, and expects that the program will ultimately benefit both the company and its loan officers.

         By the same token, officers are expected to act fairly and in the company's best interests. It is important to avoid the temptation to "game" the system, and seek to take advantage of loopholes or unintended results of the program. Such actions would lead to a loss of trust between the officer in question and management.

         Please direct any questions or comments to Michael Stein or Robert Glickman.

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

                             Corus Bankshares, Inc.
                            3959 North Lincoln Avenue
                             Chicago, Illinois 60613

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED, revoking previous proxies for such stock, hereby appoints J.C. Glickman and R.J. Glickman or either one of them the proxy of the undersigned with full power of substitution, to vote all stock of Corus Bankshares, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said Corporation to be held at the Doubletree Hotel & Executive Meeting Center, 9599 Skokie Boulevard, Skokie, Illinois, at 10:00 a.m. on April 21, 2005, and at any adjournment or postponements thereof:

1. ELECTION OF DIRECTORS

FOR all nominees listed below                         WITHHOLDING AUTHORITY to
(except as marked to the contrary below)   _______    vote for all nominees listed below     ________

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

Joseph C. Glickman  Robert J. Buford   Rodney D. Lubeznik    Peter C. Roberts
Robert J. Glickman  Kevin R. Callahan  Michael J. McClure

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY.

FOR ____________       AGAINST ___________       ABSTAIN __________


3. PROPOSAL TO AMEND THE AMENDED AND RESTATED ARTICLES OF INCORPORATION.

FOR ____________       AGAINST ___________       ABSTAIN __________


4. PROPOSAL TO APPROVE THE AMENDED AND RESTATED CORUS BANK N.A. COMMISSION PROGRAM FOR COMMERCIAL LOAN OFFICERS.

FOR ____________       AGAINST ___________       ABSTAIN __________


In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE MARKED, PROXIES WILL BE VOTED (1) FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS (2) FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS, (3) FOR THE AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION, (4) FOR THE AMENDED AND RESTATED CORUS BANK N.A. COMMISSION PROGRAM FOR COMMERCIAL LOAN OFFICERS, AND IN ACCORDANCE WITH THEIR BEST JUDGMENT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE SAID MEETING OR ANY ADJOURNMENT THEREOF.

The undersigned may, at any time prior to the Annual Meeting of Shareholders, revoke this proxy as set forth in the accompanying proxy statement.

Dated:______________________, 2005          _____________________________
                                               Signature
                                              ____________________________
                                               Signature, if held jointly

(The shareholder's signature should be exactly as it appears on stock certificate. In case stock is held jointly, all parties should sign. If you sign as an attorney, trustee, administrator, executor or guardian, please give full title as such. Corporations should sign by duly authorized officer and affix seal.)